Exhibit 10.1
MARKET STOCK UNIT AWARD AGREEMENT

CALLON PETROLEUM COMPANY
2020 OMNIBUS INCENTIVE PLAN
THIS AGREEMENT (“Agreement”) is effective as of ___________________, by and between Callon Petroleum Company, a Delaware corporation (the “Company”), and ___________________ (the “Grantee”).
The Company has adopted the Callon Petroleum Company 2020 Omnibus Incentive Plan (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.
Pursuant to the Plan, the Committee, which has generally been assigned responsibility for administering the Plan, has determined that it would be in the interest of the Company and its stockholders to grant the market stock units provided herein in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.Grant of Market Stock Units. Pursuant to the Plan and subject further to the terms and conditions herein, the Company and the Grantee enter into this Agreement pursuant to which the Grantee is hereby awarded an opportunity to earn a number of market-based restricted stock units at a target level of ___________________ (the “Target Award”). Each market-based restricted stock unit represents the right to receive one share of Common Stock, par value $0.01 per share (the “Market Stock Units”), subject to achievement of the vesting conditions set forth herein. The range of Market Stock Units which may be earned by the Grantee is ___________________% to ___________________% of the Target Award.
2.Vesting of Market Stock Units. Subject to the provisions of Section 4, the Market Stock Units shall vest, if at all, subject to satisfaction of both (x) time vesting requirement in Section 2(a) below and (y) the performance vesting condition in Section 2(b) below.
(a)Time Vesting Requirement. Subject to the provisions of Section 4, the Market Stock Units shall time vest only if the Grantee remains in continuous employment with the Company or any Subsidiary through the end of the Performance Period (the “Time Vesting Requirement”). For purposes of this Agreement, references to employment with the Company include employment with any successor to the Company as well as employment with any Subsidiary.
(b)Performance Vesting Requirement. Subject to the provisions of Section 4, the Market Stock Units shall performance vest based upon the Company’s achievement of the performance metrics during the period beginning on ___________________ and ending on ___________________ (the “Performance Period”), as set forth in Exhibit A (the “Performance Vesting Requirement” and, together with the Time Vesting Requirement, the “Vesting Requirements” and any Market Stock Units that have satisfied the Vesting Requirements shall be referred to herein as “Vested”).
3.Settlement of Market Stock Units. Subject to Section 7, each Market Stock Unit that becomes Vested shall be settled in a share of Common Stock that shall be delivered within forty-five (45) calendar days following the date on which any such Market Stock Unit becomes Vested.

4.Termination of Employment; Forfeiture; Change in Control. Except as set forth in this Section 4, upon the Grantee’s termination of employment for any reason, any Market Stock Units that are not Vested as of the date of such termination of employment will be forfeited for no consideration.
(a)Death and Disability. Upon termination of the Grantee’s employment with the Company as a result of the death or Disability of the Grantee, the Market Stock Units shall immediately vest assuming (x) the Market Stock Units shall be deemed to have satisfied the Time Vesting Requirement as of the date of such termination and (y) achievement of the Performance Vesting Requirement will be determined in accordance with Exhibit A, provided that, such calculation shall be made as if the last day of the Performance Period is the date of such termination. Any Market Stock Units that are not deemed Vested after giving effect to the immediately preceding sentence shall be forfeited for no consideration.
(b)Change in Control. Upon the consummation of a Change in Control, any Market Stock Units that are not Vested shall be converted into restricted stock units (the “Converted RSUs”) (with the number of Converted RSUs to be determined based on the Performance Vesting Requirement in accordance with Exhibit A, provided that such calculation shall be made as if the last day of the Performance Period is the date of the Change in Control) that are subject to the Time Vesting Requirement that applied to the Market Stock Units. In the event of the Grantee’s termination of employment by the Company for any reason other than Cause or by the Executive for Good Reason within the two-year period immediately following the effective date of a Change in Control, the Converted RSUs shall immediately vest in full as of such termination of employment.
(c)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
(i)“Cause” is defined as: (i) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Grantee; (ii) the commission by the Grantee of a material act of fraud upon the Company, any Subsidiary or Affiliate; (iii) the material misappropriation by the Grantee of any funds or other property of the Company, any Subsidiary or Affiliate; (iv) the knowing engagement by the Grantee without the written approval of the Board, in any material activity which directly competes with the business of the Company, any Subsidiary or Affiliate, or which would directly result in material injury to the business or reputation of the Company or any Subsidiary or Affiliate; (v)(1) a material breach by the Grantee during the Grantee’s employment with the Company of any of the restrictive covenants set out in the Grantee’s employment agreement with the Company, if applicable, or (2) the willful and material nonperformance of the Grantee’s duties to the Company or any Subsidiary or Affiliate (other than by reason of the Grantee’s illness or incapacity), and, for purposes of this clause (v), no act or failure to act on the Grantee’s part shall be deemed “willful” unless it is done or omitted by the Grantee not in good faith and without the Grantee’s reasonable belief that such action or omission was in the best interest of the Company, (vi) any breach of the Grantee’s fiduciary duties to the Company, including, without limitation, the duties of care, loyalty and obedience to the law; and (vii) the intentional failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, or to otherwise discharge the Grantee’s duties in good faith and in a manner that the Grantee reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
(ii)“Disability” shall mean the physical or mental inability of the Grantee to carry out the normal and usual duties of the Grantee’s position on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Committee, that the Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of the Grantee’s position.

(iii)“Good Reason” shall have the meaning ascribed to such term in the Callon Executive Change in Control Severance Plan.
5.Clawback Policy. The Grantee hereby acknowledges and agrees that all rights with respect to the Market Stock Units are subject to the Company’s Clawback Policy, as may be in effect from time to time. The Grantee further acknowledges and agrees that the Market Stock Units and any shares of Common Stock received with respect to the Market Stock Units are subject to recoupment pursuant to the terms of the Company Clawback Policy.
6.No Ownership Rights Prior to Issuance of Shares of Common Stock; Dividend Equivalents. Neither the Grantee nor any other person shall become the beneficial owner of the shares of Common Stock underlying the Market Stock Units, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such shares of Common Stock, unless and until and after such shares of Common Stock have been delivered to the Grantee as described in Section 3. Notwithstanding the foregoing, prior to the vesting of the Market Stock Units, Dividend Equivalents shall be accrued, without interest, for the benefit of the Grantee. Dividend Equivalents shall be subject to the same vesting schedule as the underlying Market Stock Units, shall be payable with respect to the same number of Market Stock Units as are determined to be Vested pursuant to this Agreement and shall be payable in cash at the same time as any Market Stock Units are settled pursuant to Section 3.
7.Mandatory Withholding of Taxes. The Grantee acknowledges and agrees that the Company shall deduct from the shares of Common Stock otherwise deliverable a number of shares of Common Stock (valued at their Fair Market Value) on the applicable date that is equal to the amount of all federal, state and local taxes required to be withheld by the Company. In the event the Company, in its sole discretion, determines that the Grantee’s tax obligations will not be satisfied under the method otherwise expressly described above and the Grantee does not provide payment to the Company in the form of shares of Common Stock (valued at their Fair Market Value) sufficient to satisfy any withholding obligations, then the Grantee, subject to compliance with the Company’s insider trading policies, authorizes the Company or the Company’s Stock Plan Administrator, currently Fidelity, to (i) sell a number of shares of Common Stock issued or outstanding pursuant to the Award, which number of shares of Common Stock the Company determines has at least the Fair Market Value sufficient to meet the tax withholding obligations, plus additional shares of Common Stock to account for rounding and market fluctuations and (ii) pay such tax withholding to the Company. The Grantee may elect to have the Company withhold or purchase, as applicable, from shares of Common Stock or cash that would otherwise payable or deliverable an amount of cash and/or number of shares of Common Stock (valued at their Fair Market Value) equal to the product of the maximum federal marginal rate that could be applicable to the Grantee and the Fair Market Value of the shares of Common Stock or cash otherwise payable or deliverable, as applicable.
8.Restrictions Imposed by Law. Without limiting the generality of Section 16 of the Plan, the Grantee agrees that the Company will not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
9.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:

Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Human Resources
with a copy to:
Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Law Department
Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, and (i) shall be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company, or (ii) shall be sent to the Grantee’s e-mail address specified in the Company’s records or e-mail address provided by the Grantee to the Company’s Stock Plan Administrator.
10.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the Grantee’s employment at any time, with or without cause; subject, however, to the provisions of the Grantee’s employment agreement, if applicable.
11.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Grantee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
12.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
13.Code Section 409A. Market Stock Units under this Agreement are designed to be exempt from or comply with Section 409A of the Code and the related Treasury Regulations thereunder and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Grantee is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any amount payable or settled under this Agreement on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Grantee’s separation from service, (2) the date of the Grantee’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

14.Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Grantee is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Grantee from the Company and its affiliates will be one dollar ($1.00) less than three times the Grantee’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Grantee shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing payments or benefits to be paid hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm selected by the Company. If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Grantee’s base amount, then the Grantee shall immediately repay such excess to the Company upon notification that an overpayment has been made.
15.Grantee Acceptance. The Grantee shall accept the terms and conditions of this Agreement through the online acceptance procedures set forth by the Company’s Stock Plan Administrator. By electronically accepting this Agreement the Grantee acknowledges receipt of a copy of the Plan and hereby accepts this Award subject to all the terms and provisions hereof and thereof.

Exhibit A
Calculation of Performance Vesting for the Market Stock Units
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